Exhibit 99.1

MULTI-COLOR CORPORATION ANNOUNCES

3 FOR 2 STOCK SPLIT

CINCINNATI, OHIO, November 7, 2003 – The Board of Directors of Multi-Color Corporation (NASDAQ: LABL) approved a 3 for 2 stock split payable November 30, 2003 for all shareholders of record of common stock at the close of business on November 17, 2003.

“This represents the second stock split we have announced during the last 2 years,” said Frank Gerace, president and chief executive officer of Multi-Color. “On behalf of our Board of Directors, I am pleased to announce this stock split for the benefit of our shareholders. By increasing the liquidity of our Company, we’re able to increase the value of their investment. This stock split demonstrates our confidence in the continued growth of our Company.”

About Multi-Color (<http://www.multicolorcorp.com>)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has seven manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

Safe Harbor Statement

Statements concerning expected financial performance, on-going business strategies, and possible future action which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic conditions; the success of its significant customers; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; the ability to successfully integrate new acquisitions; cost and availability of raw materials; increase in energy costs; business abilities and judgment of personnel; availability of labor; changes in, or the failure to comply with, government regulations; competition; the ability to achieve cost reductions; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com

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